Hawkins Accounting
Certified Public Accountant
audit . tax . consulting

CONSENT OF THE INDEPENDENT AUDITOR

As the independent auditor for JJ&R Ventures, Inc., I hereby consent to the incorporation by reference in this Form SB-2 Statement of my report, relating to the audited financial statements and financial statement schedules of JJ&R Ventures, Inc. as of March 31, 2007 and the related statements of operations, stockholders’ equity and cash flows for the period from inception (March 2, 2007) to March 31, 2007. My audit report dated May 6, 2007.

/s/ Richard Hawkins

Hawkins Accounting
Los Angeles, California
June 7, 2007

2335 S. Bentley Ave. Suite 302 Los Angeles, CA 90064
408.460.4173 Fax 310.477.6040 rrh2cpa@cs.com